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                                                                    Exhibit 23.2

                              Consent of KPMG LLP

The Board of Directors
Samsonite Corporation:

We consent to the use of our report dated March 22, 1999, except as to Notes 15 and 19, which are as of April 9, 1999, relating to the consolidated balance sheets of Samsonite Corporation and subsidiaries as of January 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended January 31, 1999 and the related financial statement schedule included in the registration statement by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

                                          KPMG LLP

Denver, Colorado
May 14, 1999